                                                                  EXHIBIT 11(1)

                          GLOBAL ELECTION SYSTEMS INC.
                         Computation of Per-Share Income
                              Treasury Stock Method

                                                            Period Ended                  Period Ended
                                                         December 31, 2000              December 31, 1999

                                                             Six Months                     Six Months

Weighted average number of share outstanding                 19,856,507                       18,550,795

Total common and common equivalent shares                    21,283,173                       20,134,129

Net Income (Loss) for the period                          $  (1,765,469)                  $      787,966

Weighted average number of share outstanding                 19,856,507                       18,550,795

Earnings per share - basic                                $       (0.09)                  $         0.04

Net Income (Loss) for the period                          $  (1,765,469)                  $      787,965

Total common and common equivalent shares                    21,283,173                       20,134,129

Earnings per share - fully diluted                        $         N/A                   $         0.03

Earnings per share:

Basic earnings per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share is computed by dividing the net income for the period by the common and common equivalent shares outstanding for the period.